Exhibit 99.1

Company Contact:	Investor Relations:
Dick Anderson	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
661-775-5302	310 691-7100
danderson@mannkindcorp.com	imcguinness@lhai.com

MANNKIND REPORTS SECOND QUARTER FINANCIAL RESULTS

VALENCIA, Calif. (September 1, 2004) – MannKind Corporation (Nasdaq: MNKD), today reported financial results for the second quarter and six months ended June 30, 2004.

For the second quarter of 2004, total operating expenses were $18.4 million, compared with $13.2 million in the second quarter of 2003. Research & Development (R&D) expenses increased by $5.0 million to $14.3 million primarily due to the increased expenses associated with expanded clinical trials and related support for the Company’s Technosphere® Insulin product. General and administrative (G&A) expenses increased by $0.2 million to $4.1 million. The net loss for the second quarter of 2004 was $18.2 million versus a net loss of $13.1 million in the second quarter of 2003. Net loss per share was $0.91 in the second quarter of 2004 compared with a net loss of $0.79 for the comparable 2003 period. Net loss per share, when calculated on a pro forma basis to give effect to the conversion of preferred stock into common stock upon the closing of MannKind’s initial public offering on August 2, 2004, was $0.73 in the second quarter of 2004.

For the first six months of 2004, operating expenses totaled $35.0 million compared with $33.6 million in the first half of 2003. R&D expenses were $27.1 million, up $6.2 million, again related primarily to the expansion of clinical trials of MannKind’s Technosphere® Insulin program. G&A expenses were $7.8 million, a decrease of $4.9 million from the first half of 2003, when the Company consolidated its California operations into a single facility.

For the first half of 2004, the net loss was $34.7 million, versus a net loss of $33.4 million in the first half of 2003.

Cash, cash equivalents and marketable securities at June 30, 2004 were $41.3 million, compared with $55.9 million at December 31, 2003. Subsequent to June 30, 2004, MannKind completed its initial public offering, resulting in net proceeds of approximately $83.6 million, including $4.0 million in proceeds from the exercise of the underwriter’s over-allotment option.

About MannKind Corporation

MannKind focuses on the discovery, development and commercialization of therapeutic products for diseases including diabetes, cancer, inflammatory and autoimmune diseases. The Company’s lead product, the Technosphere® Insulin System, which is currently in late Phase II clinical trials for the treatment of diabetes, consists of a proprietary dry powder Technosphere® formulation of insulin that is inhaled into the deep lung using MannKind’s MedTone™ inhaler. Early indications show MannKind’s proprietary Technosphere® Insulin System’s performance characteristics, convenience and ease of use have the potential to change the way diabetes is treated. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to our clinical trials and product candidates. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing our lead product candidate, competition from other pharmaceutical or biotechnology companies, our ability to obtain additional financing to support our operations and other risks detailed in our filings with the SEC, including our Registration Statement on Form S-1. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except share and per share amounts)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Revenue	$—	$—	$—	$—

OPERATING EXPENSES:
Research & development	14,311	9,321	27,110	20,884
General & administrative	4,071	3,903	7,840	12,710

Total operating expenses	18,382	13,224	34,950	33,594

Loss from operations	(18,382)	(13,224)	(34,950)	(33,594)
Interest income	123	119	221	204
Other income (expense)	14	17	75	(33)

Loss before provision for income taxes	(18,245)	(13,088)	(34,654)	(33,423)
Income taxes	—	—	—	—

Net loss	(18,245)	(13,088)	(34,654)	(33,423)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	(875)	(612)	(875)
Accretion on redeemable preferred stock	4	(63)	(60)	(123)

Net loss applicable to common stockholders	$(18,241)	$(14,026)	$(35,326)	$(34,421)

Net loss per share:
Basic and diluted	$(0.91)	$(0.79)	$(1.77)	$(2.01)

Basic and diluted – pro forma	$(0.73)		$(1.44)

Shares used to compute basic and diluted net loss per share:
Basic and diluted	19,975	17,760	19,975	17,117

Basic and diluted — pro forma	24,907		24,562

Condensed balance sheet data (in thousands):	6/30/04	12/31/03
Cash, cash equivalents and marketable securities	$41,260	$55,945
Working capital	35,865	49,097
Total assets	110,778	125,876
Deferred compensation and other liabilities	130	404
Redeemable convertible preferred stock	5,248	5,188
Deficit accumulated during the development stage	(401,625)	(366,971)
Total stockholders’ equity	97,352	111,577